Exhibit 107
Calculation of Filing Fee Tables

Form S-8
(Form Type)

Wayfair Inc.
(Exact name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Type	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A common stock, par value $0.001 par value per share reserved for issuance pursuant to the 2014 Plan	Other (2)	2,171,905	(3)	$51.19	$111,179,816.95	0.00011020	$12,252.02
Total Offering Amounts						$111,179,816.95		$12,252.02
Total Fees Previously Paid								$—
Total Fee Offsets								$—
Net Fee Due								$12,252.02

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant's Class A common stock that become issuable under the Registrant’s 2014 Incentive Award Plan, as amended (the “2014 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration which would increase the number of outstanding shares of the Registrant's Class A common stock.

(2)	Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $51.19 per share, which is the average of the high and low prices of the Registrant's Class A common stock as reported on the New York Stock Exchange on February 17, 2023, which date is within five (5) business days prior to filing this Registration Statement.
(3)	Represents an additional 2,171,905 shares of the Registrant’s Class A common stock issuable under the 2014 Plan.